Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Acquires Leading Telecom Supplier Schroff Technologies International

SAN DIEGO, CA, November 4, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced it has acquired Schroff Technologies International, Inc., a privately owned Rhode Island-based manufacturer of products serving the high growth wireless, telecom, and cable markets.

Schrofftech has two primary product offerings. The first is an energy-efficient cooling system for wireless base stations and remote equipment shelters that can decrease a telecom carrier’s air conditioning costs up to 75 percent. Schrofftech’s second product offering is a family of custom designed, pole-ready 5G small cell integrated enclosures. These enclosures provide improved aesthetics and reduce small cell installation time from days to hours.

Robert Dawson, President and CEO of RF Industries, commented “Schrofftech has a great reputation in the market for providing quality solutions to their customers. Their offerings of passive and integrated solutions for the communications marketplace are a great fit with RF Industries. We are excited to welcome the talented employees from Schrofftech to the RF Industries team and believe that their product offerings fit perfectly with our focus on the 5G small cell market and the significant growth opportunities we see in servicing that market over the next several years.”

David Therrien, President of Schroff Technologies, observed, “We are very eager and excited to join RF Industries. From day one we can take advantage of a vertical supply chain architecture to bring benefit to our shared customers. Having access to top quality RF and fiber cable assemblies is a strong complement to our integrated 5G enclosure product offering. This natural synergy, combined with exposure to a broader customer base, provides us a significant growth opportunity in the coming years.”

About Schrofftech

Schroff Technologies International, Inc. serves the high growth wireless, telecom and cable markets. They offer energy efficient cooling / temperature control and filtration systems for telecom shelters, outdoor enclosures and battery /power rooms for the telecom and cable industries. The company also retrofits existing communications equipment infrastructure for capacity upgrades and thermal efficiencies resulting in compelling capital and energy cost savings. Based in Rhode Island, Schroff Technologies International, Inc. was founded in 2005 and is ISO 9001:2015 certified.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California and Milford, Connecticut. Please visit the RF Industries website at www.rfindustries.com.

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